For Immediate Release
February 13, 2008
For Further Information Contact: Ken Pavlich, President and C.E.O. info@ElCapitanPMi.com or (775) 201-0168 www.ElCapitanPMi.com

El Capitan Precious Metals, Inc. and Gold and Minerals Company Sign Merger Agreement

Reno, Nevada - El Capitan Precious Metals, Inc. (OTC/BB:ECPN) announced today that ECPN and Gold and Minerals Company, Inc. (G&M) have signed a merger agreement under which G&M will merge with a wholly owned subsidiary of ECPN, and G&M shareholders will receive ECPN common stock in exchange for their G&M stock. The merger agreement has been approved by each company’s board of directors. As a condition to closing, G&M’s shareholders must approve the merger, and the G&M board has indicated that it will recommend that the shareholders approve the merger.

The primary asset of both companies is their ownership stake in El Capitan, LTD (ECL). Currently, ECPN owns 40% of the equity of ECL and G&M owns the remaining 60%. ECL holds patented land and unpatented mining claims encompassing the El Capitan deposit and the extended exploration area. The effect of the merger will be to combine the ownership of ECL into a single publicly traded company.

Pursuant to the merger agreement, a total of 118,965,000 shares of ECPN’s common stock will be issued to G&M shareholders; however, the number of ECPN shares to be issued is subject to a working capital adjustment. The companies currently estimate that the exchange rate will be approximately 1.4 shares of ECPN’s common stock for each share of G&M. The estimated exchange rate may be reduced if G&M issues more shares than anticipated before the closing of the merger or, if at closing, G&M has a significant negative working capital balance. Upon the merger’s closing, ECPN will have approximately 200,000,000 outstanding shares of its common stock.

The merger’s closing is subject to regulatory approvals as well as other customary closing conditions, and the companies expect the merger to be completed during Spring 2008, in the absence of unexpected delays.

Larry Lozensky, President, Chief Executive Officer and Chairman of G&M stated, “This merger will provide G&M shareholders with the opportunity to experience the liquidity provided by a publicly traded company with 200 million outstanding shares, while continuing to share in the upside potential of the El Capitan property.”

Ken Pavlich, President and Chief Executive Officer of ECPN, added, “We look forward to welcoming the G&M shareholders to ECPN and are particularly happy to simplify and clarify the ownership of El Capitan, LTD and the mineral claims for the El Capitan deposit. Further, at current market prices, the market capitalization of the merged company will position ECPN into the upper half of all publicly traded mining companies on US and Canadian exchanges. At this stage in the development of this exciting resource, we believe that ECPN’s increased market capitalization after the merger, along with the ownership consolidation of ECL, will improve our ability to demonstrate value to potential investors, including the mainstream mining community. This merger will complete an important step in the planned repositioning of ECPN, particularly the consolidation of control over what we believe to be one of the largest undeveloped, surface mineable precious metals deposits in the continental United States.”

Mr. Pavlich concluded, “Now that the merger agreement has been approved and executed by both companies, we will work with G&M personnel to complete the necessary shareholder information documents as soon as possible. Upon receipt of appropriate regulatory approvals, the documents will be distributed for a G&M shareholder vote. Closing of the merger will complete one of the key strategic goals of ECPN as announced in May of 2007.”

About El Capitan Precious Metals, Inc.
El Capitan Precious Metals, Inc. is a U.S. based mineral exploration company whose primary asset is a 40% interest in the El Capitan precious metals project, located in Lincoln County, New Mexico. The Company’s stock trades on the Over-the-Counter Bulletin Board under the symbol ECPN.

Forward-Looking Statements
Statements herein which are not historical facts, such as estimates of the volume and grade of mineral deposits, future production levels, exploration results and plans, costs, and prices are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price and production volatility, exploration risks and results, discrepancies between different types of testing methods, some or all of which may not be industry standard, political risks, permitting risks, project development risks and ability to raise financing. Further, the merger is subject to various contingencies and uncertainties, and there is no assurance that the merger will be completed in the anticipated time frame or at all. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-QSB and 10-KSB on file with the SEC. The Company undertakes no obligation and has no intention of updating forward-looking statements.

An offer of securities in the United States pursuant to a business combination transaction will only be made through a prospectus which is part of an effective registration statement filed with the SEC. In connection with the proposed transaction, the Company intends to file a registration statement on Form S-4, which would include a proxy statement of Gold and Minerals that also constitutes a prospectus of the Company, and other documents with the SEC. Shareholders of Gold and Minerals are encouraged to read the definitive registration statement on Form S-4 and any other relevant documents that will be filed with the SEC, including the definitive proxy statement/prospectus that will be part of the definitive registration statement on Form S-4, as they become available because they contain or will contain important information about the proposed merger. The final proxy statement/prospectus will be mailed to shareholders of Gold and Minerals. Investors and security holders will be able to obtain the documents free of charge at the SEC's web site, www.sec.gov, or from the Company’s website at www.ElCapitanPMi.com.

For further information, please visit the Company’s website at www.ElCapitanPMi.com .

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